Rule 424(b)(3)

SEC File No. 333-163702

CHINA NATURAL RESOURCES, INC.

$100,000,000

We may offer common shares, preferred shares and/or warrants to purchase common shares and/or preferred shares, consisting of a combination of any or all of these securities at an aggregate initial offering price not to exceed $100,000,000. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common shares are listed on the NASDAQ Capital Market under the symbol “CHNR”. On January 12, 2010, the closing price of our common shares was $13.75 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange nor are they quoted on any automated quotation system.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

When used herein, “China Natural Resources”, “we”, “us” or “our” refers to China Natural Resources, Inc., a British Virgin Islands corporation, and our subsidiaries.

AVAILABLE INFORMATION

We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission. In addition, because our stock is listed for trading on the NASDAQ Capital Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

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inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;

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obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

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obtain a copy from the Securities and Exchange Commissions’ website.

We will provide, free of charge, annual reports on Form 20-F and current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our principal executive offices are located at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. Our telephone number there is 011-852-2810-7205.

We are a British Virgin Islands corporation and a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934.  Foreign private issuers are not required to provide all of the disclosure required to be included in reports filed under the Exchange Act by companies that are not foreign private issuers.  As a result, among other things (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act and (3) we are not subject to Regulation FD promulgated by the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong.

We caution that these statements are further qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

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Risks and uncertainties concerning political, economic and social conditions in the PRC;

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Whether we are able to renew existing mineral rights and whether we are able to acquire attractive mineral rights at additional mines;

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Risks and uncertainties associated with our mining operations;

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Whether we are able to acquire complimentary mining operations and integrate those operations into ours;

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Risks and uncertainties regarding the future price of the metals/ coal we mine;

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Risks and uncertainties relating to the continued purchase of our iron and zinc ore by our primary customer;

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Risks and uncertainties regarding the performance of third-party ore extractors over whom we exercise no control;

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Whether we are able to raise additional financing to the extent necessary in order to continue or expand operations; and

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Other factors identified from time to time in our filings with the SEC.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”.  Factors that may cause our actual results to differ materially include the risks described herein. These risks and uncertainties are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

Company Overview

Reverse Acquisition of Feishang Mining

On February 3, 2006, we acquired the entire issued and outstanding capital sock of Feishang Mining Holdings Limited (“Feishang Mining”), a British Virgin Islands corporation, from Feishang Group Limited (“Feishang Group”). Feishang Mining beneficially owns 100% of the capital stock of Wuhu Mining Development Co., Ltd. (“Wuhu”), a PRC company. Wuhu is principally engaged in the mining of zinc, iron and other minerals for distribution in the PRC. Mr. Li Feilie, our Chief Executive Officer, Chairman and principal shareholder, is the sole beneficial owner of Feishang Group. Since May 2003 and continuing following the reverse acquisition, Wuhu primarily engages in the exploration, development and mining of minerals at mines located in Anhui Province, the PRC.

Mineral Exploration Activities

As of the date of this prospectus, through our wholly and partially owned subsidiaries we:

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Operate the Yang Chong Mine, a zinc-iron underground mine located in Anhui Province, the PRC.

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Have acquired exploration rights to the Si Chong Gold-Silver-Lead-Zinc Mine. The mine is located in Anhui Province, PRC, approximately 3 km west of Fanchang City. The exploration right covers approximately 5.81 square kilometers and it is anticipated that the area covered by the exploration right contains mineable quantities of silver, lead, zinc and copper. The mine is currently conducting prospecting activities including geophysical, geochemical and drilling works.

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Have acquired exploration rights to the Huajuejingtian North Sector Coal Mine, a coal mine located in Jinsha County, Guizhou province, the PRC. The mining right permit is expected to be obtained on or before July 2010.

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Have acquired a 70% interest in an entity which owns the mining right to Yongsheng Coal Mine, a coal mine located in Huajuexiang, Jinsha County, Guizhou Province, the PRC. The construction of this mine is anticipated to be completed in 2011.

Copper Smelting Business

On March 4, 2008, we acquired all of the issued and outstanding capital stock of Mark Faith and its wholly-owned subsidiary Feishang Copper, from Feishang Group, a related party, for a purchase price of RMB22.15 million (US$3.24 million). Feishang Copper is engaged in the smelting and refining of blister copper and sulfuric acid for distribution in the PRC, from facilities located in Inner Mongolia. Feishang Copper is currently under trial production. On December 30, 2008, we completed the disposition of a 40% equity interest in Mark Faith to an unrelated third party for consideration of US$14 million. On September 29, 2009, we completed the disposition of our remaining 60% interest in Mark Faith to the same unrelated third party for consideration of US$21 million. As a result, we no longer engage in copper smelting operations.

Financing Activities

On August 24, 2007, the Company consummated the sale, to six non-U.S. persons, of an aggregate of 2,187,500 units, each unit consisting of two common shares and one warrant to purchase one Common Share, for a purchase price of $16.00 per unit, or an aggregate purchase price of $35 million. Each warrant entitles the holder to purchase one Common Share at an exercise price of $10.00 per share for a three year period commencing August 24, 2008.

On February 1, 2008, warrants to purchase 2,000,000 common shares were exercised by Feishang Group, our principal shareholder, and the Company received gross proceeds of US$8,000,000 in connection therewith. On January 29, 2009, warrants to purchase 1,500,000 common shares were exercised by Feishang Group and the Company received gross proceeds of US$6,750,000 in connection therewith.

From October 2007 through December 2007, employee options to purchase 1,400,000 common shares granted under our equity compensation plan were exercised by certain employees and officers, and the Company received gross proceeds of US$11,914,000. On August 4, 2008, employee options to purchase 300,000 common shares granted under our equity compensation plan were exercised by Mr. Li Feilie, our Chairman and CEO, and the Company received gross proceeds of US$2,553,000 in connection therewith.

Selected Financial Data

On February 3, 2006 (the “Acquisition Date”), we consummated the acquisition of all of the issued and outstanding capital stock of Feishang Mining (the “Acquisition”). Our acquisition of Feishang Mining was accounted for using the purchase method of accounting and was treated as a reverse acquisition because on a post-merger basis, the former Feishang Mining shareholder holds 86.4% of our outstanding common shares. As a result, Feishang Mining is deemed to be the acquirer for accounting purposes. Accordingly, the following selected financial data for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, represent the operations of Feishang Mining and its wholly-owned subsidiary, Wuhu, through February 2, 2006 and the consolidated operations of Feishang Mining and the Company subsequent to February 2, 2006. We have retroactively restated our issued share capital to reflect the acquisition by Feishang Mining. The selected financial data are stated in RMB and are derived from (I) the audited consolidated financial statements of Feishang Mining for the years ended December 31, 2004 and 2005, (II) the audited consolidated financial statements of the Company for the years ended December 31, 2006, 2007 and 2008, as adjusted by the immaterial correction of errors in accordance with the guidance of Staff Accounting Bulletin No. 99 and 108 contained in Form 6-K dated December 2, 2009, and should be read in conjunction therewith. We have also adjusted the financial data to present noncontrolling interests, formerly referred to as minority interest, which have been reclassified in accordance with FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” which was adopted by us on January 1, 2009, and the classification of Mark Faith Technology Development Limited and its subsidiary (“Mark Faith”) as a discontinued operation because of our decision in 2009 to dispose of that entity.

	Amounts in thousands, except share amounts and per share data
	Feishang Mining (I)	Feishang Mining (I)	Company (II)	Company (II)	Company (II)
	Year ended	Year ended	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2005	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB

Operating Statement Data
Net sales	77,939	98,962	145,389	125,963	100,917
Cost of sales Income from continuing operations before income taxes	(31,518) 41,992	(42,932) 47,851	(38,058) 98,994	(39,855) 35,472	(60,405) 60,456
Income from continuing operations	41,992	40,028	83,855	23,456	54,162
Income/(loss) from discontinued operations before income taxes	12	—	(12,560)	—	27,216
Income/(loss) from discontinued operations	12	—	(12,560)	—	24,560
Net income, after deducting share based compensation expense of RMB38,998 in 2007 and RMB26,016 in 2008	42,004	40,028	71,295	23,456	78,722

Net income/(loss) per share: Basic
Continuing operations	4.21	4.01	7.35	1.76	2.81
Discontinued operations	—	—	(1.10)	—	1.27
	4.21	4.01	6.25	1.76	4.08

Net income/(loss) per share: Diluted
Continuing operations	3.73	3.96	6.08	1.35	2.43
Discontinued operations	—	—	(0.91)	—	1.10
	3.73	3.96	5.17	1.35	3.53

Weighted average number of shares outstanding
Basic	9,980,593	9,980,593	11,402,372	13,290,471	19,276,019
Diluted	11,245,975	10,110,036	13,798,731	17,347,024	22,278,600

Balance Sheet Data
Total assets	89,601	100,113	174,964	574,966	810,109
Current assets	55,381	70,987	143,330	513,814	390,277
Current liabilities	26,494	50,191	43,127	38,131	96,782
Working capital	28,887	20,796	100,203	475,683	293,495
Non-current liabilities	1,724	4,274	6,577	8,312	20,867
Noncontrolling interests	—	—	—	—	13,919
Total China Natural Resources, Inc. equity	61,383	45,647	125,260	528,523	678,541

We have not paid any dividends with respect to our common shares and have no present plan to pay any dividends in the foreseeable future. We intend to retain our earnings to support the development of our business. Any dividends paid in the future will be paid at the discretion of our board of directors and will be dependent upon distributions, if any, made by its subsidiaries, and on our results of operations, financial condition and other factors deemed relevant by the board of directors. In accordance with the relevant PRC regulations and the Articles of Association of companies incorporated in the PRC, appropriations of net income as reflected in its statutory financial statements are to be allocated to each of the general reserve, enterprise expansion reserve and staff bonus and welfare reserve, respectively, as determined by the resolution of the board of directors annually. Since the acquisition of CHNR by China Resources in December 1994, we have not received any distributions from any of our subsidiaries and have not made any distributions to our shareholders. Prior to the Acquisition, the board of directors of Wuhu declared dividends of RMB44,005,000 and RMB38,462,000 on February 28, 2005 and January 27, 2006, respectively.

Exchange Rates

Our reporting currency is Renminbi. Translations of amounts from Renminbi to U.S. Dollars are for the convenience of the reader. The following table provides information concerning the exchange rate of Renminbi for U.S. Dollars during the preceding five years, and the preceding six months. The rate of exchange means the rate quoted by Bloomberg Finance L.P. The average rate means the average of the exchange rates of the last date of each month during a year. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the RMB Exchange Rate or at all.

RISK FACTORS

An investment in our securities is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risks Relating to our Business Operations

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate increased revenue from our existing operations and to raise capital from outside sources. We believe that in order to continue to capture additional market share and generate additional revenue, we will be required to raise additional capital to fund the acquisition of additional mines and mining rights. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

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our financial condition and results of operations;

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the condition of the PRC economy and the mining industry in the PRC; and

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general conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in identifying attractive mining sites, additional mining rights and/or complementary mining businesses, acquiring those rights, sites and/ or businesses, integrating their activities with ours and managing them profitably. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

Our earnings and, therefore, our profitability, may be affected by metals price volatility.

The majority of our revenue is derived from the sale of iron, zinc and blister copper and as a result, our earnings are directly related to the prices of these metals. At present, the prices of these metals in the PRC are generally in line with those in the international markets. However, there are many factors influencing the price of iron, zinc and copper including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs in major producing regions.

These factors are beyond our control and are impossible for us to predict. Changes in the prices of zinc, iron and copper may adversely affect our operating results. We do not have any formal hedging policies to manage possible price fluctuations.

The future financial performance of our coal mines is highly dependent on the price of coal.

The coal mines expected to be operated by our subsidiaries are currently under construction. During the construction process the coal mine sites are expected to produce some raw coal. However, the future financial performance of the mine is and will continue to be significantly affected by the market prices of the raw coal or anthracite that it produces.

The world and PRC market prices for coal have historically fluctuated widely and are affected by numerous factors beyond our and our subsidiaries’ control, including the overall demand for and world-wide supply of coal, the availability and prices of competing commodities, international economic and political conditions, inventory levels maintained by users and currency exchange rates.

It is difficult to predict whether coal prices will rise or fall in the future. A decline in coal price could have an adverse impact on our future results of operations and financial condition.

Our estimates of the “probable” reserves contained in the mines that we operate are based upon various assumptions and if our assumptions prove to be inaccurate, or if minerals are depleted from our mines prior to termination of our mineral rights, our revenues, profitability and the market price for our shares may be adversely affected.

The mines in which we have acquired mineral rights are the subject of geological surveys performed by licensed valuers in the PRC in conformity with procedures and protocols in the PRC. While these procedures and protocols are different from the procedures and protocols generally recognized in the United States, they are, with respect to certain of our mining properties, sufficient to support the existence of “probable” reserves. However, reserve estimation is an interpretive process based upon available data and various assumptions that are believed to be reasonable, and the economic value of ore reserves may be adversely affected by price fluctuations in the metal market, reduced recovery rates or a rise in production costs as a result of inflation or other technical problems arising in the course of extraction. In addition, if the assumptions upon which our estimates of “probable” reserves are based prove to be inaccurate, there may not be sufficient mineral deposits at our properties to allow us to extract minerals at current levels for the duration of our mining rights. If we are unable to extract minerals at the current rate and for the full duration of our mineral rights, our revenues, profitability and, possibly, the market price for our shares may suffer.

We are also engaged in mineral exploration activities at certain mining properties for which feasibility studies have not yet been performed. As to these properties, we are unable to provide any estimates of “proven” or “probable” reserves and there is no assurance that any or all of these properties will prove to contain sufficient mineral deposits to justify further exploration activities.

We may be unable to successfully compete for mineral rights with companies having greater financial resources than we have.

Mines have limited lives and as a result, we seek to expand mineral reserves through the acquisition of additional mining rights. As there is a limited supply of desirable mineral deposits in the PRC, we face strong competition for mining rights from other mining companies, some of which have greater financial resources than we have, we may not be able to acquire attractive mineral rights on acceptable terms.

Our operating results may be negatively impacted by amortization policies applicable to mining rights.

Mining rights are amortized based on actual units of production over estimated proven and/ or probable reserves of the mines, subject to impairment. We review the production plans and the reserve levels of our mines periodically. Accordingly, any material change in mining production or modification of reserve levels may have a negative impact on our operating results.

We rely on sub-contractors to perform mineral extraction and we have little control over their operations.

We sub-contract ore extraction to third parties. To a large extent, our operations are affected by the performance of these subcontractors, whose activities are substantially outside of our control. If the contractors fail to achieve monthly extraction volumes, or the contractors otherwise fail to perform their obligations to us, the agreement may be terminated by us; however, termination of the relationship would cause delays in our mineral production, require that we identify and engage other third-party contractors, and adversely affect our operating results.

We are subject to numerous risks and hazards associated with the mining industry.

Our mining operations are subject to a number of risks and hazards including:

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environmental hazards;

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industrial accidents;

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unusual or unexpected geologic formations;

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explosive rock failures; and

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flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

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damage to or destruction of mineral properties or production facilities;

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personal injury or death;

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environmental damage;

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delays in mining;

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monetary losses; and

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legal liability.

We emphasize environmental protection in our operations and related activities, and a significant financial commitment has been made towards the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. While we believe that our operating subsidiaries are currently in compliance with applicable environmental regulations of the PRC government, any changes to these regulations may increase operating costs and may adversely affect our results of operations.

During the course of mining activities, we use dangerous materials. Although we have established stringent rules relating to the storage, handling and use of such dangerous materials, there is no assurance that accidents will not occur. Should we be held liable for any such accident, we may be subject to penalties, and possible criminal proceedings may be brought against its employees.

Wuhu depends on a single customer for its zinc production with whom Wuhu has no binding contractual understandings, and the loss of that customer would materially and adversely affect our results of operations.

Wuhu’s entire production of zinc for the years ended December 31, 2006, 2007 and 2008 were sold to a single customer, Huludao Zinc Industry Co. Ltd. (“Huludao”), the largest zinc smelter in Asia. Wuhu is a party to a one-year sales contract with Huludao, subject to renewal every year; however, the sales contract does not obligate Huludao to purchase zinc from Wuhu. In the event Huludao ceases or reduces its purchase from Wuhu, or if Wuhu and Huludao are unable to agree upon renewal terms or Wuhu’s sales contract with Huludao is not renewed for any other reason, Wuhu will have to identify one or more alternative outlets for its mineral production. While the sales contract has been renewed on an annual basis in the past, the loss of Huludao as a source for Wuhu’s zinc production could cause delays in revenue generation and otherwise adversely affect our results of operations.

Risks Relating to PRC Operations and Foreign Private Issuer Status

Investors should consider political, economic and legal factors applicable to investments in the PRC prior to investing in our company.

Since 1997, the PRC government has been making efforts to promote reforms of its economic system. These reforms have brought about marked economic growth and social progress, and the economy of China has shifted from a planned economy to a socialist market economy.  Our PRC subsidiaries have also benefited from the economic reforms implemented by the PRC government and the economic policies and measures. However, economic, legal and social policies in the PRC are not similar to those of Western governments and revisions or amendments may be made to these policies and measures from time to time, and we are not in a position to predict whether any change in the political, economic or social conditions may adversely affect our operating results, and how those changes may impact on us.

The PRC legal system is a statutory law system. Unlike the common law system, decided legal cases have little significance for guidance, and rulings by the court can only be used as reference with little value as precedents. Since 1979, the PRC government has established a commercial law system, and significant progress has been made in promulgating laws and regulations relating to economic affairs. In addition, in line with its transformation from a centrally-planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. Examples are the organization of companies and their regulation, foreign investment, commerce, taxation and trade. However, these regulations are relatively new and the availability of public cases as well as the judicial interpretation of them are limited in number. Moreover, as they are not binding, both the implementation and interpretation of these regulations are uncertain in many areas. Other examples include that the PRC government may impose restrictions on the amount of tariff that may be payable by municipal governments to waste water treatment service providers like us. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability.

The interpretation of PRC laws may also be subject to policy changes reflecting domestic political changes, and new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. The activities of our subsidiaries in China are subject to PRC regulations governing PRC companies.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The mining industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our services. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our services and recycled products. Although the People’s Bank of China continued to lower interest rates since 2008 as part of the economic boosting policy and revitalization scheme in order to combat the impact of the current global financial crisis, it is generally believed that inflation will have an impact on the economy as conditions improve.

Our PRC subsidiaries are subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the British Virgin Islands and do not have any assets or conduct any business operations other than our investments in our subsidiaries in China. As a result of our holding company structure, we rely primarily on dividend payments from our subsidiaries. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common shares.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 11.9% appreciation of the RMB against the U.S. dollar up to December 31, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. The appreciation of the RMB against the U.S. dollar has slowed since 2008, however, it is generally believed that RMB will continue to appreciate as economic conditions improve.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in the PRC.

During 2004, we became a British Virgin Islands company and our officers and directors are non-residents of the United States, our assets are located in the PRC and our operations are conducted in the PRC. Therefore, it may not be possible to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against us or them. Moreover, there is doubt whether courts in the British Virgin Islands or the PRC would enforce (a) judgments of United States courts against us, or our directors or officers based on the civil liability provisions of the securities laws of the Unites States or any state, or (b) in original actions brought in the British Virgin Islands or the PRC, liabilities against us or any non-residents based upon the securities laws of the United States or any state.

Our status as a “foreign private issuer” results in less information being available about us than about domestic reporting companies.

We are foreign private issuer and are not required to file as much information about us as United States issuers are required to file. In this regard we are not required to file quarterly reports on Form 10-Q or Current Reports on Form 8-K; we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures; the SEC proxy statement and information statement rules do not apply; and our officers, directors and principal shareholders are not required to file reports detailing their beneficial ownership of our shares. There is generally greater information available about United States issuers than about foreign private issuers such as us, and the lack of information about us makes it more difficult to make investment decisions about us.

As a “foreign private issuer” we are not subject to certain rules promulgated by NASDAQ that other NASDAQ -listed issuers are required to comply with, some of which are designed to provide information to and protect investors.

Our common shares are currently listed on the NASDAQ Capital Market and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by NASDAQ applicable to listed companies. As permitted under NASDAQ rules applicable to foreign private issuers such as China Natural Resources, we have determined not to comply with the following NASDAQ rules:

•

a majority of our Board of Directors are not independent as defined by NASDAQ rules;

•

our independent directors do not hold regularly scheduled meetings in executive session;

•

the compensation of our executive officers is not determined by an independent committee of the Board or by the independent members of the Board of Directors, and our CEO may be present in the deliberations concerning his compensation;

•

related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the Board of Directors;

•

we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party acquisitions or other acquisitions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person; and

•

we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting.

We may in the future determine to voluntarily comply with one or more of the foregoing provisions.

Risks Related to our Common Shares

There are a limited number of our common shares in the public float and trading in our shares is not active; therefore, our common shares tend to experience price volatility.

There are currently approximately 7,260,897 of our common shares in the public float and, in general, there has not been an active trading market for our shares. Our shares tend to trade along with other shares of public companies whose operations are based in the People’s Republic of China. These shares tend to exhibit periods of extreme volatility and price fluctuations, even when there are no events peculiar to the Company that appear to warrant price changes. We cannot assure you that price volatility will not continue in the future or, as a result thereof, that market prices will reflect actual values of our company.

As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The share price could, for example, decline precipitously in the event that a large number of shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative new or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be in the case with the stock of a seasoned issuer.

Our Chief Executive Officer and his affiliates control us through their stock ownership and their interests may differ from other shareholders.

Li Feilie, our Chief Executive Officer, beneficially owns approximately 65.2% of our outstanding common shares, and as a result, Mr. Li is and will continue to be able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporation transactions such as business combinations. Mr. Li’s interests may differ from those of other shareholders. Additional information relating to the beneficial ownership of our securities is contained elsewhere in this report under “Security Ownership of Certain Beneficial Owners and Management.”

We do not intend to pay dividends in the foreseeable future and there are restrictions on the conversion of local currency.

We do not intend to pay dividends for the foreseeable future as we intend to reinvest earnings from operations, if any, back into our operations. In addition, our holding company structure creates restrictions on our payment of dividends. The payment of dividends is also subject to numerous restrictions imposed under PRC law, including restrictions on the conversion of local currency into United States dollars and other currencies.

The rights of our shareholders are subject to British Virgin Islands law, the provisions of which may not be as favorable to shareholders as US law.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a United States corporation. In this regard, our directors are permitted to take action that, under the laws of most states of the United States, require shareholder approval. These actions include authorizing reorganizations, asset sales (of less than 50% of our total assets) and amendments to our Memorandum and Articles of Association (that do not vary the rights of shareholders).

The elimination of monetary liability against our directors, officers and employees under our articles of association and the existence of indemnification of our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of association contains provisions which eliminate the liability of our directors for monetary damages to us and to our stockholders to the maximum extent permitted under the corporate laws of the British Virgin Islands. We may provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us Company and our shareholders.

It is not possible to foresee all risks that may affect us.  Moreover, we cannot predict whether we will successfully effectuate our current business plan.  Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

INFORMATION ABOUT THE OFFERING

Offer Statistics and Expected Timetable

We may offer common shares, preferred shares and/or warrants to purchase common shares and/or preferred shares, consisting of a combination of any or all of these securities at an aggregate initial offering price not to exceed $100,000,000. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

It is anticipated that the securities covered by this prospectus may be offered for a period not longer than two years from the date of this prospectus.

Capitalization and Indebtedness

The following table sets forth, as of November 30, 2009, our capitalization and indebtedness (unaudited) on an actual basis:

	As of November 30, 2009 (in thousands, except share and per share data)
	RMB	US$
DEBT:
Long term bank loan	100,000	14,647
Long term payable	71,538	10,478
Bills payable	30,000	4,394
Total Debt	201,538	29,519

EQUITY:
Preferred Shares, no par;
Authorized – 10,000,000 shares; issued and outstanding - none	-	-
Common Shares, no par:
Authorized – 200,000,000 shares;
issued and outstanding – 21,123,416 shares	312,081	45,711
Additional paid in capital	298,998	43,794
Reserves	7,331	1,074
Excess of purchase price over net asset value	(477,760)	(69,978)
Retained earnings	236,840	34,690
Other comprehensive loss	(32,532)	(4,765)
Total China Natural Resources, Inc. Equity	344,958	50,526
Noncontrolling interests	19,382	2,839
Total Equity	364,340	53,365

For the convenience of the reader, amounts in Renminbi (“RMB”) have been translated into United States dollars (“US$”) at the applicable rate of US$1.00 = RMB6.8273 as quoted by Bloomberg Finance L.P. as of November 30, 2009.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate, or at all.

Reasons for the Offer and Use of Proceeds

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

Interests of Experts and Counsel

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our shares (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends of the success of the offering.

Markets

Our common shares have been listed on the NASDAQ Capital Market since November 22, 2004, under the symbol “CHNR”. From August 7, 1995 until November 22, 2004, our common stock was listed on the NASDAQ Small Cap market under the symbol “CHRB.

We intend to seek listing of the securities covered by this prospectus on the NASDAQ Capital Markets and, while we anticipate that approval for listing will be granted, there is no assurance that such will occur.

The Offer and Listing

The following table sets forth the annual high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each of the five preceding fiscal years. The prices are inter-dealer prices, without retail markup, markdown or commission, and do not necessarily reflect actual transactions.

Period	High	Low

Fiscal Year ended:
December 31, 2009	$14.83	$8.82
December 31, 2008	26.30	7.99
December 31, 2007	44.26	6.84
December 31, 2006	18.02	3.50
December 31, 2005	7.49	2.88

The following table sets forth the high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each fiscal quarter of 2008 and 2009. The prices are inter-dealer prices, without retail markup, markdown or commission, and do not necessarily reflect actual transactions.

Period	High	Low

2009 Fiscal Year, quarter ended:
March 31, 2009	$11.87	$8.84
June 30, 2009	14.83	8.82
September 30, 2009	12.96	10.02
December 31, 2009	12.01	10.02
2008 Fiscal Year, quarter ended:
March 31, 2008	$26.30	$16.14
June 30, 2008	24.89	16.55
September 30, 2008	19.01	13.89
December 31, 2008	13.79	7.99

The following table sets forth the monthly high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each month during the six months preceding the date of this prospectus. The prices are inter-dealer prices, without retail markup, markdown or commission, and do not necessarily reflect actual transactions.

Period	High	Low

Month ended:
December 31, 2009	$11.84	$10.50
November 30, 2009	$11.10	$10.20
October 31, 2009	$12.01	$10.02
September 30, 2009	$11.70	$10.02
August 31, 2009	$12.89	$10.42
July 31, 2009	$12.96	$10.55

The securities covered by this prospectus have been registered under the Securities Act of 1933, as amended, and, accordingly, the certificates evidencing these securities will not bear a legend and will not be subject to restrictions on transferability. A description of the securities that may be issued pursuant to this prospectus is contained elsewhere herein under the caption “Description of Securities.”

Plan of Distribution

Unless otherwise set forth in a supplement accompanying this prospectus:

•

there are no entities underwriting or guaranteeing the offering covered hereby;

•

no major shareholders, officers, directors or members of our management, supervisory or administrative bodies that intend to subscribe to the securities covered hereby;

•

there are no groups of targeted potential investors to whom the securities offered hereby will be made;

•

none of the securities covered hereby have been reserved for allocation to any group of targeted investors;

•

the amount of the offering may not be increased, including by the exercise of an underwriter’s over-allotment option or “greenshoe;”

•

the securities covered hereby are not to be offered in connection with the writing of exchange-traded options;

•

we do not intend to simultaneously or almost simultaneously with the offering covered by this prospectus, publicly or privately offer other of our securities; and

•

additional information relating to the plan of distribution of the securities covered by this prospectus is set forth elsewhere herein under the caption “Plan of Distribution.”

Selling Shareholders

This prospectus does not cover the resale of securities by selling security holders.

Dilution

The specific transaction or terms upon which shares covered by this prospectus may be issued is not known at this time.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering. In the event that there is substantial disparity between the public offering price of the securities to be issued and the effective cost to directors or senior management or affiliated persons, of equity securities acquired by them during the last five years, or which they have the right to acquire, a comparison of the public contribution in the proposed public offering and the effective cash contributions of such persons, as well as the amount and percentage of immediate dilution resulting from the offering, will be contained in the prospectus supplement.

Expenses of the Issue

The following table sets forth the estimated costs and expenses payable by us in connection with the registration of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fee.

Description	Amount

SEC Filing Fee	$5,580
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	7,500
Printing and Filing Expenses	1,500
Transfer Agent and Registrar	1,000
Miscellaneous	1,920
TOTAL	$25,000

Additional Information

The following table provides information relating to our share capital, both as of June 30, 2009 and the date of this prospectus:

Title of Class	Amount of Share Capital	Number of Shares Authorized	Number of Shares Issued and Fully Paid	Number of Shares Issued and Not Fully Paid	Reconciliation to Number of Shares Outstanding at Beginning and End of the Year
Common Shares	Without Par Value	200,000,000	21,123,416	n/a	1,500,000

There are no shares not representing capital and none of our shares are held by or on our behalf or by our subsidiaries. Except as otherwise disclosed in this prospectus (including in documents incorporated by reference), there are no outstanding warrants or options to purchase our shares and, other than shares issuable pursuant to our equity compensation plans, we are not a party to any agreement to do so. Except as otherwise disclosed in this prospectus (including in documents incorporated by reference), and other than the shares issuable pursuant to the registration statement of which this prospectus forms a part, there are no resolutions, authorizations or approvals by virtue of which our shares have been or may be created or issued.

The following table provides information relating to changes in our share capital for the last three years:

	Note	Number of Common Shares
Balance of Common Shares as at January 1, 2006		1,247,823
Issue of Common Shares to Feishang Mining on February 3, 2006 pursuant to a reverse merger	1	9,980,593
Conversion of Series B Preferred Shares to Common Shares pursuant to a reverse merger	1	320,000
Balance of Common Shares as at December 31, 2006		11,548,416
Private placement in August 2007	2	4,375,000
Exercise of employees’ stock option in 2007		1,400,000
Balance of Common Shares as at December 31, 2007		17,323,416
Exercise of warrants in 2008		2,000,000
Exercise of employees’ stock option in 2008		300,000
Balance of Common Shares as at December 31, 2008		19,623,416

____________________

1.

On February 3, 2006, the Company consummated the acquisition of all of the issued and outstanding capital stock of Feishang Mining Holdings Limited (“Feishang Mining”).  Feishang Mining is a BVI company incorporated in 2004, and through its wholly-owned subsidiary, Wuhu Feishang Mining Development Co. Ltd., is principally engaged in the mining of zinc, iron and other minerals for distribution in the PRC.  The acquisition was accounted for using the purchase method of accounting and was treated as a reverse acquisition, with Feishang Mining being the accounting acquirer.  As consideration for the shares of Feishang Mining, the Company issued to the former Feishang Mining shareholder 9,980,593 of the Company’s common shares, as well as warrants to purchase an additional 4,500,000 of the Company’s common shares.  In connection with the acquisition, 320,000 series B preferred shares held by the Company’s former president and CEO were converted into 320,000 common shares.

2.

In August 2007, the Company completed the sale to six non-US persons of an aggregate of 2,187,500 units, each unit consisting of two common shares and one warrant to purchase one common share, for a purchase price of US$16.00 per unit, or an aggregate purchase price of US$35,000.  Net proceeds to the Company were approximately US$38.8 million.  Each warrant entitles the holder to purchase one common share at an exercise price of US$10.00 per share for a three-year period commencing in August 2008.

Information required by Items 10.B. through 10.I. of Form 20-F is included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference into this prospectus.

Description of Securities Other than Equity Securities

No securities other than equity securities are covered by the registration statement of which this prospectus forms a part, except that the issuance of warrants exercisable into included in this prospectus is covered hereby. A description of such warrants is contained elsewhere herein under the caption “Description of Securities.”

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•

through underwriters or dealers for resale to the public or to institutional investors;

•

directly to a limited number of institutional purchasers or to a single purchaser;

•

through agents; or

•

if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the

Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•

the name or names of any underwriters, dealers or agents;

•

the purchase price of such securities and the proceeds to us from such sale;

•

any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•

the public offering price;

•

any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•

the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

If we grant warrants as compensation to a dealer, agent or underwriter in connection with any particular offering, the warrants issued as compensation will be substantially on the same terms as the warrants offered to investors in such offering, except that the warrants issued as compensation will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of those warrants (which shall not be earlier than the closing date of the offering pursuant to which the warrants issued as compensation are being issued), neither the warrants issued as compensation nor any warrant shares issued upon exercise of those warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants issued as compensation are being issued, except the transfer of any security:

•

by operation of law or by reason of our reorganization;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•

if the aggregate amount of our securities held by such agent or related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•

the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Under no circumstances will the fee, commission or discount received by dealer, agent or underwriter or any other FINRA member firm or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common shares, which are quoted on the NASDAQ Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

China Natural Resources is currently authorized to issue up to 210,000,000 shares consisting of (a) 200,000,000 common shares, without par value, and (b) 10,000,000 preferred shares, without par value.  As of the date of this prospectus, there were 21,123,416 common shares and no preferred shares issued or outstanding.

Common Shares

Subject to the dividend rights of preferred security holders, holders of common shares participate in dividends on a proportionate basis, as may be declared by the board of directors.  Upon liquidation, dissolution or winding up of China Natural Resources, after payment to creditors and holders of our outstanding preferred shares, if any, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common shares.

Each common share has one vote.  Holders of our shares do not have cumulative voting rights.  This means that the holders of a plurality of the common shares voting for the election of directors can elect all of the directors.  In that event, the holders of the remaining shares will not be able to elect any directors.  Our Articles of Association and By-Laws provide that, except in limited circumstances, a majority of our outstanding common shares constitutes a quorum to transact business at a meeting of members.  Our common shares have no preemptive, subscription or conversion rights, and our common shares are not redeemable.

Preferred Shares

Our amended and restated Memorandum of Association provides that preferred shares shall carry such designations, powers, preferences and rights, qualifications, limitations and restrictions as shall be fixed by the board of directors at the time of issuing the relevant preferred shares or class or series of preferred shares, as the case may be. In the event that our board of directors so designates preferred shares for issuance, we may issue any such preferred shares that are properly authorized in transactions covered by this prospectus. A description of the terms of any such preferred shares and the transaction in which the preferred shares are to be issued will be included in a prospectus supplement delivered at the time of the applicable transaction.

Warrants

In the past, we have issued warrants in connection with (a) our acquisition of Feishang Mining in 2006 and (b) our private placement of units completed in August 2007.  As of the date of this prospectus there are outstanding warrants to purchase an aggregate of 3,187,500 common shares, having exercise prices ranging from $5.00 per share to $10.00 per share, and having various expiration dates through August 2011.

In connection with the registration statement of which this prospectus forms a part, we may issue warrants to purchase common shares and/or warrants to purchase preferred shares. A description of the terms of any such warrants and the transaction in which the warrants are to be issued will be included in a prospectus supplement delivered at the time of the applicable transaction.

Transfer Agent

The transfer agent for our common shares is OTC Stock Transfer Company, 231 East 21st South, Salt Lake City, UT 84115.

LEGAL MATTERS

Schneider Weinberger & Beilly LLP will review the validity of the issuance of the common shares, the resale of which is covered by this prospectus.  Schneider Weinberger & Beilly LLP is located at 2200 Corporate Blvd., N.W., Suite 210, Boca Raton, Florida 33431.

EXPERTS

The audited consolidated financial statements and financial schedule appearing in our 2008 Annual Report on Form 20-F, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by GHP Horwath, P.C., an independent registered public accounting firm, as set forth in its report thereon (which expresses an unqualified opinion and includes an explanatory paragraph describing that the Company has significant transactions and relationships with affiliated companies and an explanatory paragraph stating that in January 2009, the Company acquired all of the issued and outstanding capital stock of Newhold Investments Limited). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC following the date of this prospectus will automatically update and supersede this information.

We incorporate by reference the documents listed below, any reports on Form 6-K we file subsequent to the date the registration statement of which this prospectus forms a part is filed with the SEC but prior to the effective date thereof, and any reports on Form 20-F and 6-K we subsequently file with the SEC prior to termination of the offering:

•

Our Annual Report on Form 20-F filed with the SEC on June 29, 2009;

•

Our Current Report on Form 6-K filed with the SEC on December 10, 2009;

•

Our Current Report on Form 6-K (including unaudited interim financial statements for the three and six months ended June 30, 2009) filed with the SEC on December 2, 2009;

•

Our Current Report on Form 6-K (including a copy of our Information Statement relating to the 2009 annual meeting of Members) filed with the SEC on November 16, 2009;

•

Our Current Report on Form 6-K filed with the SEC on July 7, 2009;

•

Our Current Report on Form 6-K filed with the SEC on July 17, 2009; and

•

Our Current Report on Form 6-K filed with the SEC on October 6, 2009.

We will deliver without charge a copy of all of the information incorporated by reference in this prospectus to each person, including a beneficial owner, receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, attention Wong Wah On Edward, Chief Financial Officer, telephone number 011-852-2810-7205.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the documents incorporated by reference.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION POLICIES

Enforceability of Civil Liabilities

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being an exempted British Virgin Islands company, such as:

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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•

the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•

British Virgin Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Service of process upon us and upon our directors, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Exchange Act of 1934 in original actions instituted in the PRC.  PRC courts may refuse to hear a claim based on a violation of U.S. securities laws including because the PRC is not the most appropriate forum to bring such a claim.  In addition, even if a PRC court agrees to hear a claim, it may determine that PRC law, and not U.S. law, is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law may have to be proved in court as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by PRC law. There is little binding case law in PRC addressing the matters described above.  Many of the same doubts apply to similar suits that may be brought in the British Virgin Islands, and as to the enforceability of any judgment rendered by a court in the British Virgin Islands.  Moreover, we have no assets in the British Virgin Islands that may be used to satisfy a judgment rendered by a court located there.

Indemnification

Our Articles of Association provide as follows:

“110.  Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)

is or was, at the request of the Company, serving as a director, officer or liquidator of or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

111.

The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

112.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

113.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

114.

If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amount paid in settlement and reasonably incurred by the person in connection with the proceedings.

115.

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling China Natural Resources pursuant to the foregoing provisions, China Natural Resources has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by China Natural Resources in the successful defense of any action, suit or proceeding, is asserted, China Natural Resources will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. China Natural Resources will be governed by the final adjudication of this issue.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by China Natural Resources.  This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

CHINA NATURAL RESOURCES, INC.

$100,000,000

Prospectus

January 22, 2010